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                                                                    Exhibit D-2a


                        THE COMMONWEALTH OF MASSACHUSETTS

                                  DEPARTMENT OF
                          TELECOMMUNICATIONS AND ENERGY



                                             September 25, 1998




D.T.E. 98-27-A

Joint Petition of Eastern Enterprises and Essex County Gas Company for approval of a merger by the Department of Telecommunications and Energy, pursuant to G.L.
c. 164, ss. 96. Eastern Enterprises and Essex County Gas Company also seek the Department's approval of a rate plan for Essex, pursuant to G.L. c. 164, ss. 94.
--------------------------------------------------------------------------------

APPEARANCES:      Robert J. Keegan, Esq.
                  Robert N. Werlin, Esq.
                  Cheryl M. Kimball, Esq.
                  Keegan, Werlin & Pabian, LLP
                  21 Custom House Street
                  Boston, Massachusetts 02108
                           FOR: EASTERN
                                ENTERPRISES AND
                                ESSEX COUNTY GAS COMPANY
                                PETITIONERS

                                      -and-

                  L. William Law, Jr., Esq.
                  Senior Vice President and General Counsel
                  Eastern Enterprises
                  9 Riverside Road
                  Weston, Massachusetts 02193
                           FOR: EASTERN ENTERPRISES
                                PETITIONER
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                  Scott Harshbarger, Attorney General
                  By:  James W. Stetson, Esq.
                       George C. Brooks, Esq.

                  Assistant Attorneys General
                  Regulated Industries Division
                  200 Portland Street
                  Boston, Massachusetts 02114
                                INTERVENOR

                  Warren H. Pyle, Esq.
                  Bryan C. Decker, Esq.
                  Pyle, Rome & Lichten, P.C.
                  90 Canal Street, 4th Floor
                  Boston, Massachusetts 02114
                           FOR: LOCAL 12086,
                                USWA, AFL-CIO AND THE ALLIANCE OF UTILITY
                                WORKERS' UNIONS
                                INTERVENORS


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D.T.E. 98-27-A                                                            Page 1

I.       INTRODUCTION
         ------------

         On September 21, 1998, Eastern Enterprises ("Eastern") and Essex County Gas Company ("Essex") (collectively, "Petitioners") jointly filed with the Department of Telecommunications and Energy ("Department") a Motion for Clarification of the Department's Order of September 17, 1998, in EASTERN ENTERPRISES AND ESSEX COUNTY GAS COMPANY, D.T.E. 98-27 ("Order" or "EASTERN-ESSEX ACQUISITION"). The Motion "seek[s] clarification with regard to one issue on which the Order is silent. That issue centers on whether the Department envisions that the cost-allocation system required to be developed for the purpose f allocating common costs between Boston Gas and Essex will be used to establish rates for Boston Gas [Company] during the term of the Rate Plan for Essex." Motion at 1. The Department issued a Procedural Notice to the intervenors in this matter: (i) the Attorney General of the Commonwealth, (ii) the United Steelworkers of America, AFL-CIO, Local 12086, and (iii) the Alliance of Utility Workers (the last two named, collectively "Unions").(1) On September 24, 1998, the Attorney General filed an Objection to the Motion ("Objection").(2)


----------------------

         (1) Comments of other parties on a movant's request for clarification of a Department Order are useful; but the Department, logically enough, remains the best judge of what our orders intend.

         (2) In the cover letter to his Opposition to the Motion (styled as "Objection"), the Attorney General stated his objection to the time allowed by the Department for parties to respond to the Motion (Attorney General Cover Letter at 1, n.1). Determination of what constitutes a reasonable period to respond to a motion is a function of circumstances and lies within the sound exercise of the Department's discretion, consistent with fairness. The circumstances attendant on the Motion warrant the timing set in the Procedural Notice (which established a time for return of comments at noon on September 24, later extended by the Department to close of business):
                  (1) the Motion was brief and focused on one issue; (2) a copy of the Motion accompanied the faxed Procedural Notice (receipt confirmed) and
                                                                  (continued...)



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D.T.E. 98-27-A                                                            Page 2

         In his Objection, the Attorney General asserts that the potential impact of the allocation issue was "expressly addressed" in the Order, and, thus, that the Order was not silent on the issue (Objection at 2-3). The Attorney General further argues that the Department's "express finding" that the Petitioners' incremental cost approach is not an acceptable method for pricing affiliate transactions "leaves no interpretation that the Companies' proposed incremental methodology can be used for any purposes, including on an interim basis, during the rate freeze period" (ID. at 3, emphasis in original, CITING the Order at 47). The Attorney General concludes that the Petitioners' issue is not a proper subject for clarification in that they actually are requesting reconsideration of a settled issue (ID. at 4).

II.      STANDARD OF REVIEW
         ------------------

         Clarification of previously issued orders may be granted when an order is silent as to the disposition of a specific issue requiring determination in the order, or when the order contains language that is so ambiguous as to leave doubt as to its meaning. BOSTON EDISON COMPANY, D.P.U. 92-1A-B at 4 (1993); WHITINSVILLE WATER COMPANY, D.P.U. 89-67-A at 1-2 (1989). Clarification does not involve reexamining the record for the purpose of substantively modifying a decision. BOSTON EDISON COMPANY, D.P.U. 90-35-A at 3 (1992), CITING FITCHBURG GAS & ELECTRIC LIGHT COMPANY, D.P.U. 18296/18297, at 2 (1976).



------------------------

         (2)(...continued)
                  duplicated service by the movant on the intervenors; (3) authoritative and timely disposition of the Motion would clarify the terms of the transaction, whose outcome has been awaited by Essex's workforce. Finally, as noted, the Motion asked the Department to clarify our statements on an issue unbriefed by the intervenors.



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D.T.E. 98-27-A                                                            Page 3

III.     ANALYSIS AND FINDINGS
         ---------------------

         In response to the Petitioners' Motion for Clarification, we first assess whether the Department's Order was, in fact, silent on a cental issue and whether that issue "requir[es] determination" in accordance with our standard of review.(3) The Order analyzed the question of allocating common costs between Eastern's subsidiary Boston Gas Company and its intended subsidiary Essex. EASTERN-ESSEX ACQUISITION, D.T.E. 98-27, at 45-48. The Petitioners had proposed to allocate only incremental costs to Essex (Tr. 1, at 136-137). The Attorney General is correct in noting that the Order directed the Petitioners to develop and file a detailed method for allocating costs between Essex and Boston Gas. But the Order was silent on the question of uses to which that directed filing would be put. Therefore, clarification is warranted.

        Silence on this question carried no particular implication but could, at least theoretically, give rise to an inference that would negate the "explicitly recognized" opportunity, EASTERN-ESSEX ACQUISITION, D.T.E. 98-27, at 14, accorded to Eastern to recover merger-related costs through synergistic cost-saving measures. Despite the Order's silence, the issue was expressly presented to the Department during the proceeding and is not newly raised by the movants. The Motion, at 5 CITING Tr. 3 at 61-62, points to testimony of one of the Petitioners' witnesses, showing that question of deferred use of any required allocation between Boston Gas and Essex was of record and thus within the Department's contemplation, even if unexpressed, is issuing its Order.



--------------------

         (3) In response to the Attorney General's argument that the Petitioners' Motion is a request for reconsideration, the Department finds that the issue raised in the Motion is not one previously decided. The issue is one on which the Department was silent.



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D.T.E. 98-27-A                                                            Page 4

         The matter the Petitioners raise "requir[es] determination" under our standard of review, because the Order was silent as to the disposition of the issue. Although contradicted by the Order's express findings, overall policy, and general tenor, such an inference needs to be directly dealt with now, before the acquirer, Eastern, can fairly be expected to incur the certain and substantial economic costs of completing the transaction. The Department reaffirms its explicit recognition of Eastern's opportunity to recoup merger costs over the period of the Rate Plan through allocation of expected productivity gains to shareholders. EASTERN-ESSEX ACQUISITION, D.T.E. 98-27, at 14 and 70. The required allocation filing will give the Department insight into how synergies would result and how savings could be captured for the benefit of both Boston Gas and Essex ratepayers after the end date of the Rate Plan. ID. At 47.

         Accordingly, notwithstanding the requirement, appearing in Section IV.
E.2 of the Order, ID., at 46-48, that the Petitioners "develop a cost allocation system for transactions between Boston Gas and Essex consistent with Department precedent" and file it with the Department, the allocation of such common costs will not be used by the Department for purposes of setting rates for Boston Gas during the ten-year duration of Essex's Rate Plan. SEE Motion at 8. This clarification is necessary to remedy the Department's silence as to the disposition of a specific issue requiring determination in the Order.

         The Order also was silent on the appropriateness of the incremental cost assignment method during the term of the Rate Plan. We have clarified above that we will not use the cost allocation method directed by the Department, EASTERN-ESSEX ACQUISITION, D.T.E. 98-27, at 47, for purposes of setting rates for Boston Gas during the term of the Rate Plan. We also need to clarify that, throughout the term of the Rate Plan, the Petitioners will assign to Essex all





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D.T.E. 98-27-A                                                            Page 5

incremental costs that Boston Gas incurs as a result of the merger. See Motion at 7. As noted by the Petitioners, the incremental cost approach during the Rate Plan is necessary to ensure that Boston Gas customers will be "held harmless." ID. Moreover, this approach will ensure that Boston Gas will not subsidize Essex customers, and will still allow merger savings to be allocated to shareholders. EASTERN-ESSEX ACQUISITION, D.T.E. 98-27, at 14. The incremental cost approach will be supplanted at the end of the Rate Plan by the cost allocation approach that the Petitioners were directed in the Order to develop, consistent with then-applicable Department precedent.

IV.      ORDER
         -----

         Accordingly, after due notice and consideration, the Department

         GRANTS: The Petitioners' Motion for Clarification of the Department's Order and the relief sought by that Motion; and

         ORDERS: That the Department's Order of September 17, 1998, in EASTERN ENTERPRISES AND ESSEX COUNTY GAS COMPANY, D.T.E. 98-27, be and hereby is supplemented by, and clarified in accordance with, the terms set forth herein.

                                             By Order of the Department,



                                             /s/ Janet Gail Besser
                                             -----------------------------------
                                             Janet Gail Besser, Chair



                                             /s/ James Connelly
                                             -----------------------------------
                                             James Connelly, Commissioner



                                             /s/ W. Robert Keating
                                             -----------------------------------
                                             W. Robert Keating, Commissioner


                                            /s/ Paul B. Vasington
                                            ------------------------------------
                                            Paul B. Vasington, Commissioner


                                            /s/ Eugene J. Sullivan, Jr. (jc)
                                            ------------------------------------
                                            Eugene J. Sullivan, Jr, Commissioner


A true copy
     Attest:

/s/ Mary L. Cottrell
Mary L. Cottrell
Secretary